Exhibit 10.1

DATED 2nd March 2008

(1)  NORTH AMERICAN INTERNATIONAL HOLDING CORPORATION

(2)  NA (UK) LIMITED PARTNERSHIP

(3) NA (UK) GP LIMITED

(4) PICOT LIMITED

and

(5)  IRVING HOLDINGS LIMITED

____________________________________

SHARE PURCHASE AGREEMENT

____________________________________

CONTENTS

1.	INTERPRETATION	1
2.	CONDITIONS	5
3.	SALE AND PURCHASE	6
4.	PURCHASE PRICE	7
5.	PRE-COMPLETION SELLERS’ UNDERTAKINGS	7
6.	BUYERS’ UNDERTAKING TO PROVIDE FUNDING	7
7.	LETTERS OF CREDIT	7
8.	COMPLETION	8
9.	WARRANTIES	9
10.	LIMITATIONS ON CLAIMS	9
11.	NO RECISSION	10
12.	PROTECTIVE COVENANTS POST CLOSING	10
13.	GUARANTEES, INDEMNITIES AND OTHER THIRD PARTY ASSURANCES	12
14.	INFORMATION, RECORDS AND ASSISTANCE AFTER COMPLETION	14
15.	CHANGES OF NAME	15
16.	ANNOUNCEMENTS	16
17.	CONFIDENTIALITY	16
18.	FURTHER ASSURANCE	18
19.	ASSIGNMENT	18
20.	CONFLICTS WITH OTHER ARRANGEMENTS	19
21.	BASIS OF LIABILITY	19
22.	WHOLE AGREEMENT	19
23.	VARIATION AND WAIVER	20
24.	COSTS	20
25.	NOTICE	20
26.	SEVERANCE	22
27.	AGREEMENT SURVIVES COMPLETION	22
28.	THIRD PARTY RIGHTS	22
29.	SUCCESSORS	22
30.	COUNTERPARTS	22
31.	GOVERNING LAW AND JURISDICTION	22

Agreed Form Documents

•                  ARA

•                  northAmerican Trade Mark Licence

•                  Trade Mark Licence

•                  Promove Licence

•                  Transitional Services Agreement

•                  Buyer Security  (English and Scottish forms)

•                  Waiver of rights to terminate existing Authorised Representative Agreements

•                  Letters of Resignation of directors and secretary

•                  Joint Notice to Suppliers, Customers of Target

•                  Board minutes of Target Companies

•                  Deed of release of charge over Target Companies

•                  Letter re NAVL Loan

•                  Deed of Assignment

•                  Network Management Agreement

THIS AGREEMENT dated          2nd March                      2008

is made between:

PARTIES

(1)                                  NORTH AMERICAN INTERNATIONAL HOLDING CORPORATION a company incorporated in Delaware and whose registered office is care of Centerville Road, Suite 400, Wilmington, Delaware 19808 USA and whose principal place of business is 5001 US Highway 30 West, Fort Wayne, Indiana 46818;

(2)                                  NA (UK) LIMITED PARTNERSHIP care of Centreville Road, Suite 400, Wilmington, Delaware 19808;

(3)                                  NA (UK) GP LIMITED of Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP;

(each a “Seller” and together “the Sellers”)

(4)                                  PICOT LIMITED, a company incorporated in Jersey with registration number 99869 and registered address Rathbone House, 15 Esplanade, St Helier, Jersey JE1 1RB; and

(5)                                  IRVING HOLDINGS LIMITED, a company incorporated in Jersey with registration number 99871 and registered address Rathbone House, 15 Esplanade, St Helier, Jersey JE1 1RB;

(each a “Buyer” and together “the Buyers”).

RECITALS

The Seller has agreed to sell and the Buyers have agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

WHEREBY IT IS AGREED as follows:

1.                                       INTERPRETATION

1.1                                 The definitions and rules of interpretation in this clause apply in this agreement.

“Allied Pickfords Licences” means the 4 Licences in the agreed form between (1) SIRVA (Asia) Pte Limited and (2) SIRVA UK Limited, (1) SIRVA Group (NZ) Limited and (2) SIRVA UK Limited and (1) SIRVA UK Limited and (2) SIRVA Pty Limited and (1) SIRVA UK Limited and (2) SIRVA Group (NZ) Limited;

“ARA” means the authorised representative agreement in the agreed form and made between (1) Allied Van Lines, Inc., (2) SIRVA UK Limited and (3) TEAM Relocations Limited;

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business;

“Buyer’s Solicitors” means Bird & Bird of 15 Fetter Lane, London EC4A 1JP;

“Buyers’ Group” means either of the Buyers, their subsidiaries, any holding companies and every subsidiary of each such holding company from time to time and Amertranseuro International Holdings Limited and its subsidiaries from time to time;

“Buyer Security” has the meaning set out in clause 6;

“Claim” has the meaning set out in clause 10;

“Companies” means the companies listed in Part A of Schedule 1 and whose details are set out in Part B of Schedule 1;

“Companies Acts” means the Companies Act 1985 and the Companies Act 2006;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this agreement;

“Completion Date” means the date which is not more than 5 Business Days after fulfilment or waiver of all the conditions in clause 2 or such other date as is agreed in writing between the parties hereto;

“Costs” means losses, damages, costs (including reasonable legal costs) and expenses in each case of any nature whatsoever;

“Credit Agreements” means the credit agreements dated 1 December 2003 and 6 February 2008 (as amended from time to time) among SIRVA Worldwide, Inc., JPMorgan Chase Bank, as administrative agent, and various other parties;

“Deed of Assignment” means the deed of assignment in the agreed form between (1) SIRVA Group (NZ) Limited and (2) SIRVA UK Limited and the deed of assignment in the agreed form between (1) SIRVA UK Limited (2) Allied Van Lines, Inc and (3) SIRVA (Asia) Pte Limited;

“Director” means each person who is a director or shadow director of any of the Target Companies;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement;

“FSA” means Financial Services Authority;

“FSMA” means the Financial Services and Markets Act 2000;

“Group” means in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company, and each company in a Group is a “member of the Group”;

“Liabilities” means all liabilities, costs, losses, fees, penalties and expenses, including all reasonably incurred legal and other professional fees and costs;

“Network Management Agreement” means the network management agreement in the agreed form between (1) Allied International NA Inc and SIRVA UK Limited;

“northAmerican Trade Mark Licence” means the licence in the agreed form between  (1) North American Van Lines, Inc. and (2) Arthur Pierre (UK) Limited;

“Permitted Encumbrances” means security interests arising in the ordinary course of business or by operation of law including security interests for taxation and other governmental charges;

“Promove Licence” means the licence in the agreed form between  (1) SIRVA UK Limited, (2) TEAM Relocations Limited and (3) SIRVA Worldwide, Inc.;

“Proposed Transactions” means the transactions contemplated by this agreement and the documents referred to in it in the Agreed form;

“Purchase Price” means the purchase price for the Sale Shares to be paid by the Buyer to the Seller in accordance with clause 4;

“Sale Shares” means the entire issued share capital of each of the Companies as detailed in Part A of Schedule 1;

“Sellers’ Group” means the Seller and any member of its Group from time to time but excluding the Target Companies;

“Sellers’ Solicitors” means Beachcroft LLP St Ann’s House, St Ann Street, Manchester M2 7LP;

“Set of Shares” means in relation to each Seller, the shares comprising the issued share capital of the particular Target Company which are to be sold by that Seller under this agreement;

“SIRVA Bankruptcy Cases” means the bankruptcy cases instituted by SIRVA, Inc. and certain of its affiliates under chapter 11 of title 11 of the United States Code, sections 101-1532 on February 5, 2008 and jointly administered under the caption of In re DJK Residential LLC, et al., Ch. 11 Case No. 08-10375 (JMP);

“Subsidiary” means in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 736 of the Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company;

“Substantiated Claim” has the meaning set out in clause 10;

“Target Companies” means the Companies listed in Part A of Schedule 1 and their respective Subsidiaries listed in Part B of Schedule 1;

“Third Party Assurances” means all guarantees, indemnities, letters of credit and letters of comfort of any nature given (i) to a third party by a Target Company in respect of any obligation of a member of the Sellers’ Group; and/or (as the context may require) (ii) to a third party by a member of the Sellers’ Group in respect of any obligation of a Target Company;

“Trade Mark Licences” means the various licences in the agreed form between SIRVA UK Limited and the Licensees listed in Schedule 8;

“Transaction” means the transaction contemplated by this agreement or any part of that transaction;

“Transitional Services Agreements” means the agreements (one for the benefit of the Sellers and another for the benefit of the Buyers), each in the agreed form between the Buyers and the Sellers;

“United Kingdom” meaning the island of Great Britain, Northern Ireland and the Channel Islands, but for the avoidance of doubt excluding overseas territories.

“Warranties” means the representations and warranties in clause 9 and Schedule 3;

“Warranty Period” means the six calendar month period commencing on the Completion Date.

1.2                                 Clause and schedule headings do not affect the interpretation of this agreement.

1.3                                 A person includes a corporate or unincorporated body.

1.4                                 Words in the singular include the plural and in the plural include the singular.

1.5                                 A reference to one gender includes a reference to the other gender.

1.6                                 A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.7                                 Writing or written includes faxes but not e-mail.

1.8                                 Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9                                 A reference in this agreement to, agreed form documents or other documents referred to in this agreement or similar expression is a reference to the following documents and any other documents referred to as being in agreed form:

1.9.1                                     Authorised Representative Agreement;

1.9.2                                    Trade Mark Licence(s);

1.9.3                                    Deeds of Release;

1.9.4                                    board minutes of target companies;

1.9.5                                    northAmerican Trade Mark Licence;

1.9.6                                    Transitional Services Agreements;

1.9.7                                    Promove Licence;

1.9.8                                    Buyer Security;

1.9.9                                    Letter re NAVL Loan;

1.9.10                              Network Management Agreement;

1.9.11                              Allied Pickfords Licences;

1.9.12                              Deeds of Assignment;

1.9.13                               Waiver of rights to terminate Authorised Representative Agreement.

1.10                           References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.11                           References to this agreement include this agreement as amended or varied in accordance with its terms.

1.12                           Unless stated otherwise references to “Subsidiary” or “Subsidiaries” are references to a Subsidiary or Subsidiaries of the Companies.

2.                                       CONDITIONS

2.1                                 Conditions precedent

Subject to Clause 2.3, this Agreement is subject to and conditional upon:

2.1.1                                    confirmation from the FSA that it approves the change of control of SIRVA UK Limited as required by FSMA to complete the matters contemplated by this Agreement;

2.1.2                                    confirmation from the Irish Financial Services Regulatory Authority (IFSRA) that it approves the relevant acquisitions and disposals of qualifying holdings of The Baxendale Insurance Company Limited as contemplated by this agreement as required by the European Communities (Non-Life Insurance) framework Regulations 1994; and

2.1.3                                    receipt by SIRVA Worldwide, Inc. of the approval of the lenders under its Credit Agreements to complete the matters (including the Proposed Transactions) contemplated by this Agreement; and

2.1.4                                    entry of an order by the Bankruptcy Court in the SIRVA Bankruptcy Cases approving this agreement and the matters contemplated herein.

2.2                                 Time limit for satisfaction of conditions

The parties shall use all reasonable endeavours to procure that the conditions stated in Clause 2.1 are fulfilled as soon as practicable and in any event on or before 29 May 2008 but if the conditions in Clause 2.1 have not been fulfilled or waived by that date, (or by such other date as may be agreed in writing between the Seller and the Buyer) (“Long Stop Date”), then, save for accrued rights arising in respect of the operative provisions specified in Clause 2.3, the remainder of this Agreement (except this clause) shall thereupon become null and void ab initio and none of the parties shall have any rights against any other party under this Agreement except for failure to use all such reasonable endeavours. The Buyers and the Sellers shall each use their reasonable endeavours to obtain approval from the FSA and the IFSRA as required.  The Buyers and the Sellers will co-operate and keep each other informed in relation to their endeavours to obtain the approval required from the FSA and the IFSRA in relation to Clauses 2.1.1 and 2.1.2.

2.3                                 Termination Rights of Sellers

This agreement may be terminated by the Sellers by written notice at any time prior  to Completion,  which termination shall be effective immediately upon receipt by the Buyers, if:

(i)                                     any action is taken to assert or enforce against any member of the Sellers’ Group any claim or liability, whether in law or contract (including (without limitation) under the Funding Agreement defined in Clause 13.4.1 or otherwise, including (without limitation) any objection or opposition to confirmation of the plan of reorganisation proposed pursuant to the SIRVA Bankruptcy Cases by the Trustees of the Pension Schemes, the Pensions Regulator, or any other person or entity acting on their behalf; or

(ii)                                  the Buyers are in breach of  Clause 6 or fail to provide to SIRVA UK Limited the Interim Debt contemplated in Clause 6 within five Business Days of written request signed by one of the directors of SIRVA UK Limited.

If this agreement is terminated pursuant to this sub-clause the remainder of this agreement (except this clause 2) shall thereupon become null and void ab initio and none of the parties shall have any rights against any other party, save, for the avoidance of any doubt, for the right to repayment in relation to the Interim Debt and any enforcement of the Buyer Security granted by the Seller in accordance with Clause 6.

2.4                                 Operative Provisions

Notwithstanding Clause 2.1 and 2.3, Clauses 1, (Interpretation) 2 (Conditions and Sellers’ rights to terminate), 6 (Buyer’s undertaking to provide funding), 16 (Announcements), 17 (Confidentiality), 19 (Assignment), 21 (Basis of Liability), 22 (Whole Agreement), 23 (Variation and waiver), 24 (Costs), 25 (Notices), 26 (Severance), 28 (Third Party Rights), 29 (Successors) 30 (Counterparts) and 31 (Governing Law and Jurisdiction) shall come into force on the execution and exchange of this Agreement and the remainder of this Agreement shall come into force on fulfilment and/or waiver of all conditions stated in Clause 2.1.

3.                                       SALE AND PURCHASE

On the terms of this agreement and subject to the provisions of Clause 10, each Seller shall sell and the Buyers shall buy, with effect from Completion, all the Sale Shares set out in Part A of Schedule 1 with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

4.                                       PURCHASE PRICE

The Purchase Price is the amount shown to be payable for the Sale Shares as shown next to the relevant Seller in the fourth column of Part A of Schedule 1 and is payable in cash at Completion to the Sellers’ Solicitors.

5.                                       PRE-COMPLETION SELLERS’  UNDERTAKINGS

5.1                                 From the date of this Agreement until Completion, each Seller shall (except as may be approved by either Buyer and subject to paragraph 3 of Schedule 6 and subject to the Buyer providing funding as provided in Clause 6) (in relation only to the applicable Target Companies of which it has control) ensure that the businesses of the Target Companies are carried on in all material respects only in the ordinary course and shall comply with the obligations set out in Schedule 6.

6.                                       BUYERS’ UNDERTAKING TO PROVIDE FUNDING

Pending fulfilment of the conditions in clause 2.1, or until the Long Stop Date (or such earlier date being the date when it is apparent that any of the Conditions cannot be fulfilled and shall not have been waived), and subject to the Buyers being granted security over the properties listed in Schedule 9, which shall (until Completion) rank behind the security granted to the existing lenders in support of the Credit Agreements, in substantially the agreed form(s) (“Buyer Security”) (and the Buyers will if requested enter into a deed of priorities with the relevant member of the Sellers’ Group and/or the relevant Target Companies and/or the existing lenders under which it agrees that the Buyer Security will rank behind such existing security), the Buyers agree to provide to SIRVA UK Limited and continue to provide such funding as the Sellers (acting reasonably given the then cashflow projections of SIRVA UK Limited and its subsidiaries) consider necessary for the purpose of carrying on the business of the Target Companies in the ordinary course of business up to an aggregate maximum amount not exceeding £5 million in the form of a loan carrying interest at the rate of 3 % per annum over the sterling base rate of Barclays Bank plc from time to time on terms that it and the accrued interest shall be repayable on demand at any time after the earlier of  (i) Completion, or (ii), if Completion shall not have taken place by the Long Stop Date, (or such earlier date being the date when it is apparent that any of the Conditions cannot be fulfilled and shall not have been waived) (“Interim Debt”).  Such Interim Debt shall be provided within five Business Days of written request signed by one of the directors of SIRVA UK Limited.

7.                                       LETTERS OF CREDIT

7.1                                 The Buyers will on or before Completion enter into or procure that a Target Company enters into letters of credit in a form acceptable to the Sellers (acting reasonably), backed up if required by adequate collateral, so that the relevant member of the Sellers’ Group are released with effect from Completion from any liability it has or may have in relation to existing letters of credit referred to in Part 1 Schedule 4.

7.2                                 The Sellers will on or before Completion enter into or procure that there is entered into letters of credit, backed up if required by adequate collateral, so that The

Baxendale Insurance Company Limited is released with effect from Completion from any liability it has or may have in relation to the irrevocable letter of credit no. 02/GBA/008964/01 dated 13 November 2007 from AIB International Corporate Banking on account of the indebtedness up to a maximum amount of £600,000 sterling of The Baxendale Insurance Company Limited to Vero Marine Limited.

8.                                       COMPLETION

8.1                                 Completion shall take place on the Completion Date:

8.1.1                                    at the offices of the Sellers’  Solicitors; or

8.1.2                                    at any other place or time as agreed in writing by the Seller and the Buyers.

8.2                                 At Completion each Seller shall:

8.2.1                                    deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Group in Part 1 of Schedule 2; and

8.2.2                                    deliver any other documents referred to in this agreement as being required to be delivered by the Seller; and

8.2.3                                    procure that each of the steps outlined in Schedule 5 have been completed so that the position highlighted as the “Post Clear-down Position” shall have occurred; and

8.2.4                                    use its reasonable endeavours to procure that all title deeds, original leases and related ancillary documents relating to any property owned or let by the Companies which are not physically in the Seller’s possession (but excluding those which are in the physical possession or control of the Target Companies) are delivered to the Buyers.

8.3                                 At Completion the Buyers shall:

8.3.1                                    pay the Purchase Price in cash to the Sellers’  Solicitors (who are irrevocably authorised by the Sellers to receive the same) in accordance with clause 4; and

8.3.2                                    deliver the documents and evidence set out in Part 3 of Schedule 2.

8.4                                 If in any material respect to the Buyers, the provisions of Clause 8.2 and paragraphs 1.1 — 1.3 (inclusive) and 1.6 and 1.8 of Part 1 of Schedule 2 are not complied with on the Completion Date, the Buyers shall not be obliged to complete this agreement and may:-

(a)                                  defer Completion to a date not more than 28 days after the date set for Completion by Clause 8.1 (and so that the provisions of this Clause 8.4 shall apply to Completion as so deferred);

(b)                                 proceed to Completion so far as practicable and without prejudice to its rights under this agreement;

(c)                                  where the Buyers consider in good faith (and acting reasonably) that such failure or inability is material, rescind this agreement without prejudice to their rights and remedies under this agreement; or

(d)                                 waive all or any of the requirements contained in Clause 8.2 at its discretion.

8.5                                 If in any material respect to the Sellers, the provisions of Clause 8.3 and Part 3 of Schedule 2 are not complied with on the Completion Date, the Sellers shall not be obliged to complete this agreement and may:-

(a)                                  defer Completion to a date not more than 28 days after the date set by Clause 8.1 (and so that the provisions of this Clause 8.5 shall apply to Completion as so deferred);

(b)                                 proceed to Completion so far as practicable and without prejudice to its rights under this agreement;

(c)                                  where the Sellers consider in good faith (and acting reasonably) that such failure or inability is material, rescind this agreement without prejudice to its rights and remedies under this agreement; or

(d)                                 waive all or any of the requirements contained in Clause 8.3 at their discretion.

8.6                                 As soon as possible after Completion each Seller, in relation to the Target Companies it is selling hereunder, shall send to the relevant Buyer (at such Buyer’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to such Target Companies not required to be delivered at Completion.

8.7                                 Following Completion the Buyers shall promptly deliver to the Revenue Commissioner (in Ireland) the transfers relating to SIRVA Ireland referred to in Part 1.1 of Schedule 2 for assessment of stamp duty, and shall promptly pay the duty assessed.

9.                                       WARRANTIES

9.1                                 The Buyers are entering into this agreement on the basis of, and in reliance on, the Warranties.

9.2                                 The Seller warrants and represents to each Buyer in relation to the Set of Shares it is selling to such Buyer that each Warranty is true, accurate and not misleading on the date of this agreement.

9.3                                 Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

10.                                 LIMITATIONS ON CLAIMS

10.1                           The definitions and rules of interpretation in this clause apply in this agreement.

“Claim” means a claim for breach of any of the Warranties and/or for breach of the terms of Clause 3;

“Substantiated Claim” means a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

10.2                           This clause limits the liability of the Sellers in relation to any Claim.

10.3                           The aggregate liability of the Sellers for all Claims and Substantiated Claims when taken together shall not exceed £1.

10.4                           Nothing in this clause 10 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers.

11.                                 NO RECISSION

11.1                           The Buyers shall not be entitled to rescind this agreement after Completion.

12.                                 PROTECTIVE COVENANTS POST CLOSING

12.1                           Neither Sellers nor any of member of the Sellers’ Group shall save as provided below carry on or be engaged in any Competing Business in the Protected Territories during a period of 3 years after Completion.

12.1.1                              Competing Business means any business:

(a)                                                          booked in the UK involving the domestic movement or storage of household goods and personal effects within the UK by the Sellers or any member of the Sellers’ Group, or

(b)                                                         booked in the UK involving the international movement to or from the UK or storage in the UK of household goods and personal effects by the Sellers or any member of the Sellers’ Group save as provided under the terms of the northAmerican Trade Mark Licence or for trade to/from North America under the northAmerican brand, where any member of the Sellers’ Group actually carries out the activities themselves.

12.1.2                              Permitted Business means the business of providing relocation services ancillary to the domestic movement and storage of household goods and personal effects including without limitation the relocation services currently provided by that business of the Seller’s Group which currently trades as SIRVA Relocation and which may include the subcontracting on an arms length basis (to companies outside of the Seller’s Group) of movement and/or storage of household goods and personal effects or insurance thereof.

12.1.3                              Protected Territory means the United Kingdom and Ireland.

12.2                           Nothing in this clause 12 shall prevent, after Completion, the Sellers or any member of the Sellers’ Group from:

12.2.1                              owning securities in any Company dealt in on a stock exchange which do not exceed 15 per cent. in nominal value of the securities of that company;

12.2.2                              acquiring any one or more companies and/or businesses (taken together, the Acquired Business) where at the time of the acquisition the activities of the Acquired Business include a Competing Business (the Acquired Competing Business) and subsequently carrying on or being engaged in the Acquired Competing Business, if the turnover attributed to the Acquired Competing Business is less than 15 per cent. of the turnover of the Acquired Business as a whole;

12.2.3                              performing its obligations under this agreement or any agreed form document or any other agreement which it may enter into with a member of the Buyers’ Group;

12.2.4                              entering into a new authorised representative or similar agency, franchise or authorised representative arrangement if the existing arrangement which is part of the agreed form documents is terminated for any reason or expires without renewal have terminated for any reason;

12.2.5                              competing as provided under the terms of the northAmerican Trade Mark Licence.

12.3                           Each Seller covenants with the Buyers that it shall not and shall procure that each of its Subsidiaries shall not:

12.3.1                              in relation to any Competing Business in the Protected Territory at any time during the period of three years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of any of the Target Companies;

12.3.2                              at any time after Completion (save in those territories where the trade marks Pickfords, are not owned by the Buyer or the Target Companies), use in the course of any business:

12.3.2.a                                 the words “Pickfords” (other than under an agreed trade mark licence agreement or where the Sellers or any member of the Sellers’ Group have exercised the option contained within the agreed trade marks licence agreements), “Hoults”, “Pitt & Scott” or “Vanguard”; or

12.3.2.b                                any trade or service mark, business or domain name, design or logo save as provided under any ARA franchise, TM licence or similar arrangement which, at Completion, is owned by the Target Companies; or

12.3.2.c                                 anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo.

12.4                           The parties agree to jointly instruct (and share the costs of) trademark agents to advise the parties before Completion in respect of the trademarks held by the Sellers in Australia and New Zealand incorporating certain names and marks that are to be transferred to the Buyers with names and marks that are to be retained by the Sellers (or members of their Group) and in particular whether the registrations for such combined names and marks could be allowed to lapse or be cancelled without materially affecting the registrations in the individual names and marks.  The parties hereby irrevocably covenant and agree that where trademark agents advise:

12.4.1                              that the registrations of the combined names and marks (or any of them) can be terminated or allowed to expire, the parties will (and will ensure that members of their Group will) take such steps and execute such documents or refrain from taking such actions as may be necessary to give effect to such advice at the earliest opportunity reasonably available and neither party will thereafter register the combined names and marks in New Zealand and/or Australia (as the case may be) without the prior written consent of the other; and

12.4.2                              where the registrations of the combined names and marks (or any of them) should be maintained, the Sellers will (and will ensure that members of their Group will) grant the Buyers an exclusive, perpetual royalty free licence with the right to grant sub-licences in the combined names and marks in New Zealand and/or Australia (as the case may be) for the sole purpose of granting such sub-licences in the agreed form, to be granted only to such members of the Allied Network (being the network of operations based on the global business and marketing strategy devised and implemented by Allied Van Lines Inc) and for the duration as the Sellers may from time to time notify to the Buyers;

13.                                 GUARANTEES, INDEMNITIES AND OTHER THIRD PARTY ASSURANCES

13.1                           Each Buyer shall ensure that at Completion, each member of the Sellers’ Group is released in full from all Third Party Assurances listed in Part 2 of Schedule 4 (“Listed Assurances”) given by it in respect of obligations of any Target Company.  In addition, the Buyers shall use their reasonable efforts to ensure that, within 20 Business Days after becoming aware of any other Third Party Assurance, that relates to the current moving operations of the Companies in respect of any obligations of any Target Company, each member of the Sellers’ Group is released in full from such Third Party Assurance.  Pending release of any of the Third Party Assurances, the Buyers shall indemnify the Sellers and each member of its Group against any and all reasonably incurred Costs arising after Completion and/or by reason of that Third Party Assurance.  The Buyers and the Sellers will notify the other in writing as soon as reasonably practicable (and in any event within 5 Business Days) of becoming aware of any Third Party Assurance.

13.2                           If Completion occurs notwithstanding that releases under clause 7 are not available at Completion, the Buyers shall use reasonable endeavours to procure the release, as soon as practicable following Completion, of the Third Party Assurances listed in Part 1 of Schedule 4.  The Sellers shall use reasonable endeavours, subject to the Third

Party Assurances listed in Part 1 of Schedule 4 being released, to procure the release, as soon as practicable, of the Listed Assurances.

13.3                           The Buyers shall use their reasonable efforts to ensure that, within 5 Business Days after becoming aware of any inter company assurance in respect of any Target Company, each member of the Sellers’ Group is released in full from such inter company assurance referred to in this Clause.   The Buyers shall indemnify the Seller and each member of the Sellers’ Group against any and all Costs arising after Completion under or by reason of those inter company assurance.

13.4                           The Buyers undertake to the Sellers:

13.4.1                              to procure the payment of £1.6 million on 5 April 2008 by SIRVA UK Limited to the trustee of the Pension Scheme in accordance with the schedule of contributions and recovery plan for the Pension Scheme dated 26 September 2007 and the funding agreement between the trustee of the Pension Scheme, SIRVA UK Limited and SIRVA Worldwide, Inc, as set out in a letter dated 15 September 2007 (the “Funding Agreement”), or otherwise to procure the discharge of the liability of SIRVA UK Limited under those documents to make that payment; and

13.4.2                              from time to time to pay to the Sellers a sum equal to the amount of any liability (actual or contingent) or costs arising after Completion which the Sellers, any member of the Sellers’ Group, or any of their Associated or Connected Persons may after Completion sustain, incur or pay in respect of or under:

(a)                                                          any order, direction or notice made by the Pensions Regulator which requires the Seller, any member of the Seller’s Group, any person Connected with or Associated with the Seller or any member of the Seller’s Group to contribute to the Pension Scheme, make a payment to the Board of the Pension Protection Fund (as defined in the Pensions Act 2004) or provide financial support in relation to the Pension Scheme (including without limitation a contribution notice or a financial support direction under the Pensions Act 2004); or

(b)                                                         the Funding Agreement and the Guarantee entered into by SIRVA Worldwide, Inc and the trustees of the Pension Scheme pursuant to the Funding Agreement, and which, in each case, arise, fall due for payment or become otherwise liable to be paid during April 2008 provided always that the Buyers shall in no event be liable hereunder for an aggregate maximum amount exceeding £1,600,000, and for the purposes of this clause:-

 (a)                               “Associated Person” and “Connected Person” have the meanings attributed to them by the Pensions Act 2004, and “Associated” and “Connected” shall be construed accordingly; and

(b)                                 “Pension Scheme” means the SIRVA UK Pension Scheme.

14.                                 INFORMATION, RECORDS AND ASSISTANCE AFTER COMPLETION

14.1                           For two years after Completion, each member of the Buyers’ Group shall provide the relevant Seller with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Completion to the extent that they relate to the Target Companies and their respective businesses and to the period up to Completion (“Records”).  This obligation is subject to the provisions of Clause 17 (Confidentiality) and the relevant Seller shall pay the relevant member of the Buyers’ Group all out of pocket expenses it incurs in providing such access.

14.2                           Following Completion, no member of the Buyers’ Group shall dispose of or destroy of any of the Records until they have been in existence for seven years or more without first giving the relevant Seller at least two months’ notice of its intention to do so and giving such Seller a reasonable opportunity to remove and retain any of them.

14.3                           The Buyers shall procure that each member of the Buyers’ Group shall:-

14.3.1                              give such assistance to any member of the Sellers’ Group as the Seller may reasonably request in relation to any third party proceedings by or against any member of the Sellers’ Group so far as they relate to the Sellers’ Group business, including proceedings relating to employees’ claims or taxation; and

14.3.2                              give such access to documents and employees and assistance to any member of the Sellers’ Group and/or their respective auditors as the Seller may reasonably request in relation to the preparation and audit of any financial statements to the extent that they relate to the periods falling wholly or partly before Completion.

and the relevant Seller agrees to reimburse the relevant Buyer for any reasonable out of pocket costs incurred by the Buyers’ Group in providing such access and/or assistance.

14.4                           To the extent not required under the terms of the Transitional Services Agreement, for three months following Completion, each Buyer and each Seller (in relation to the Target Companies it is selling) shall use all reasonable endeavours to procure that each member of the Buyers’ Group and each member of the Sellers’ Group respectively shall provide all access and assistance as is reasonably requested by a member of either the Buyers’ Group or the Sellers’ Group (as the case may be) in order to facilitate the separation of the Target Companies from the Sellers’ Group.  The costs of providing such access or assistance shall be borne by the party providing it.

15.                                 CHANGES OF NAME

15.1                           The Buyers shall procure that:-

15.1.1                              as soon as reasonably practicable after Completion and in any event within thirty days afterwards, the name of any Target Company which consists of or incorporates the word “SIRVA” or “Allied” is changed to a name which does not include any of those words or any name which, in the reasonable opinion of the Sellers, is substantially or confusingly similar unless as is otherwise agreed in writing by the Sellers and the Buyers;

15.1.2                              as soon as reasonably practicable after Completion and in any event within forty days, in the case of the “SIRVA” mark, name or logo or in accordance with the relevant authorised representative agreement in the case of the “Allied” mark, name or logo, the Target Companies shall cease to use or display any trade or service name or mark, business name, logo or domain name used or held by any member of the Sellers’ Group or any marks, name or logo which, in the reasonable opinion of the Seller, is substantially or confusingly similar to any of them, except in accordance with any Authorised Representative Agreement in force or as is otherwise agreed by the Seller and the Buyer.

15.2                           The Buyers undertake to the Sellers (for themselves and on behalf of the members of the Buyers’ Group) to indemnify the Sellers and the members of the Sellers’ Group and hold them harmless, on an after tax basis, against any Liabilities arising from third party claims in connection with the continued presence of the word “SIRVA” or “Allied” in the name of any Target Company after Completion or the continued use or display of any such mark, name or logo after Completion (other than in accordance with the authorised representative agreements or trade mark licences in force in the case of the “Allied” mark, name or logo).

15.3                           The Sellers shall procure that:-

15.3.1                              as soon as reasonably practicable after Completion and in any event within  sixty days afterwards, the name of any company in the Sellers’ Group which consists of or incorporates the word “Pickfords” is changed to a name which does not include any of that word or any name which, in the reasonable opinion of the Sellers, is substantially or confusingly similar, unless as is otherwise agreed in writing by the Sellers and the Buyers, save as agreed under any trade mark licence;

15.3.2                              as soon as reasonably practicable after Completion and in any event within sixty days, in the case of the Pickford mark, name or logo, other than in accordance with the Authorised Representative Agreement or any trade mark licence in force, the companies within the Sellers’ Group shall cease to use or display any trade or service name or mark, business name, logo or domain name used or held by any Target Company or any mark, name or logo, which in the reasonable opinion of the Buyers, is substantially or confusingly similar to any of them, except in accordance with any authorised representative agreement in force or as is otherwise agreed by the Sellers and the Buyers.

15.4                           The Sellers undertake to the Buyers (for themselves and on behalf of the members of the Sellers’ Group) to indemnify the Buyers and the members of the Buyers’ Group and hold them harmless, on an after tax basis, against any Liabilities arising from third party claims in connection with the continued presence of the word “Pickford” in the name of any company in the Sellers’ Group after Completion or the continued use or display of any such mark, name or logo after Completion (other than in accordance with trade mark licences in force).

15.5                           On or as soon as possible after Completion, the Buyers and the relevant Sellers shall send out a joint notice in the agreed form to an agreed list of the suppliers, customers and clients of the Target Companies advising them of the transfer of the Target Companies.

15.6                           Each  Seller will procure that with effect from Completion Allied Pickfords Limited shall have changed its name to “Pickfords 1695 Limited”.

15.7                           The Sellers will use reasonable endeavours to procure the transfer at the Buyer’s cost (and subject to prior indemnification of the Sellers) of software licences detailed in Schedule 7.

16.                                 ANNOUNCEMENTS

16.1                           Until three months after Completion, neither the Sellers nor the Buyers nor any member of their respective Groups shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement or any agreed form document referred to herein without the prior written approval of the other save for the announcement in the agreed form which either party shall be entitled to release at any time within five Business Days of the date of this Agreement.

16.2                           The restriction in Clause 16.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law.  If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other party in advance as to its form, content and timing.

17.                                 CONFIDENTIALITY

17.1                           For the purposes of this Clause 17:-

17.1.1                              Confidential Information means:-

(a)                                                          (in relation to the obligations of the Buyers), any information received or held by the relevant Buyer (or any of its Representatives) relating to the Sellers’ Group or, prior to Completion, the Target Companies; and

(b)                                                         after Completion, any information held by any of the Target Companies relating to the business of the Sellers’ Group but excluding any information that primarily relates to, and is necessary for the operation of, the Target Companies’ business (“Ring-fenced Information”); or

(c)                                                          (in relation to the obligations of the Sellers), any information received or held by the relevant Seller (or any of their Representatives), relating to the Buyers’ Group or, following Completion, any of the Target Companies;

(d)                                                         information relating to the provisions of, and negotiations leading to, this Agreement and the agreed form documents referred to in it;

and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

17.1.2                              Representatives means, in relation to a party, any member of its Group and the directors, officers, employees, agents, advisors, accountants, and consultants of that party and/or of its respective Group members.

17.2                           Each of the Sellers and the Buyers shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this Clause 17 permits or (ii) in respect of disclosure by the Seller, as approved in writing by the Buyers and in respect of disclosure by the Buyers, as approved in writing by the Sellers.

17.3                           Clause 17.2 shall not prevent disclosure by a party or its Representatives to the extent that it can demonstrate that:-

17.3.1                              disclosure is required by law or by any Stock Exchange or any regulatory, governmental or anti trust body (including any tax authority) having applicable jurisdiction provided that to the extent that it is in accordance with applicable law and regulation to do so, the disclosing party shall first inform the others of its intention to disclose such information and take into account the reasonable comments of the other party;

17.3.2                              disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case, as evidenced by written records) without any obligation of secrecy prior to its being received or held;

17.3.3                              disclosure of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives);

17.3.4                              disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any document in agreed form referred to herein).

17.4                           Each of the Sellers and the Buyers undertakes that it (and each member of its Group) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and shall procure that those

Representatives are informed of the confidential nature of the Confidential Information and are informed of and comply with the terms of this Clause 17.4 in relation to it.

17.5                           The Buyers shall procure that no Target Company or other member of the Buyers’ Group uses any Ring-fenced Information in its business.  After Completion, the Buyers shall notify the Sellers if a Buyer becomes aware of any Ring-fenced Information in the possession of the Target Company.  If any such notification is given, the Sellers shall be entitled to require that, as soon as practicable on request by the particular Seller, the Buyers shall return to the Sellers all written documents and other materials containing Ring-fenced Information, without keeping any copies of them, destroy all information or other documents, derived from such Ring-fenced Information and, so far as it is practicable to do so, expunge such Ring-fenced Information from any computer, word processor or other device.

18.                                 FURTHER ASSURANCE

18.1                           Each of the Sellers and the Buyers shall, for a period of six months from Completion, execute (or procure the execution of) such further documents as may be required by law or be necessary or reasonably requested by the other to implement and give effect to this agreement and the agreed form documents.

18.2                           Each of the Sellers and the Buyers shall procure that members of its Group comply with all obligations under this agreement which are expressed to apply to any such members.

18.3                           For the avoidance of doubt:-

18.3.1                              if at Completion any member of the Sellers’ Group owns any interest in any asset which is part of the business of any Target Company, the relevant Seller shall, as soon as practicable, ensure that such interest (together with any benefit or sum, net of tax and out of pocket expenses, accruing to any member of the Sellers’ Group as a result of holding that interest since Completion) and out of pocket expenses incurred in transferring the asset is transferred to such member of the Buyers’ Group as the Buyers shall specify on terms that no consideration is payable by any person for such transfer; and

18.3.2                              if at Completion any Target Company owns any interest in any asset which is not part of the business of any Target Company, the Buyers shall, as soon as practicable, ensure that such interest (together with any benefit or sum, net of tax and other out of pocket expenses accruing to any member of the relevant Buyers’ Group as a result of holding that interest since Completion) and out of pocket expenses incurred in transferring the asset is transferred to such member of the Sellers’ Group as the relevant Seller shall specify on terms that no consideration is payable by any person for such a transfer.

19.                                 ASSIGNMENT

19.1                           Except as provided in this Clause 19 or unless the Sellers and the Buyers specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this agreement nor grant, declare, create or dispose of any right or interest in it.  Any purported assignment in contravention of this Clause 19 shall be void.

19.2                           If an assignment is made in accordance with this Clause 19, the liabilities of the members of the Sellers to the members of the relevant Buyers’ Group under this agreement shall be no greater than such liabilities would have been if the relevant Buyer had continued to own the Sale Shares and the assignment had not occurred.

20.                                 CONFLICTS WITH OTHER ARRANGEMENTS

20.1                           If there is any conflict between the terms of this agreement and any agreement entered into pursuant to it, or any other agreement of any kind, this agreement shall prevail (as between the parties to this agreement and as between any members of the Sellers’ Group and any members of the relevant Buyers’ Group) unless (i) such other agreement expressly states that it overrides this agreement in the relevant respect and (ii) the Sellers and the Buyers are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this agreement in that respect.

21.                                 BASIS OF LIABILITY

21.1                           The liabilities and obligations of the Buyers under this agreement shall be joint and several.  If any liability of any of the Buyers is or becomes illegal, invalid or unenforceable in any respect, that shall not impair the liabilities of any other Buyer under this agreement.

22.                                 WHOLE AGREEMENT

22.1                           This agreement and any documents in agreed form referred to herein set out the whole agreement between the parties in respect of the sale and purchase of the Sale Shares and supersede any prior agreement (whether oral or written) relating to the Proposed Transactions.

22.2                           It is agreed that:-

22.2.1                              no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other party (or any of its Connected Persons, as defined below) in relation to the Proposed Transactions which is not expressly set out in this agreement or in any of the documents in Agreed form;

22.2.2                              any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transactions are excluded to the fullest extent permitted by law, or if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

22.2.3                              the only right or remedy of a party in relation to any provision of this agreement or any other document in agreed form shall be for breach of this agreement or the relevant document in agreed form.

22.2.4                              except for any liability in respect of a breach of this agreement or any document in agreed form, no party (or any of its Connected

Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Connected Persons) in relation to the Proposed Transactions;

PROVIDED THAT this Clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.  Each party agrees to the terms of this Clause 22 on its own behalf and as agent for each of its Connected Persons.  For the purpose of this Clause, Connected Person means (in relation to a party) the officers, employees, agents and advisors of that party or any member of its Group.

23.                                 VARIATION AND WAIVER

23.1                           Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

23.2                           Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

23.3                           No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

23.4                           No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

23.5                           Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

24.                                 COSTS

24.1                           Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

25.                                 NOTICE

25.1                           A notice given under this agreement:

25.1.1                              shall be in writing;

25.1.2                              shall be sent for the attention of the person, and to the address or fax number, specified in this clause 25 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 25) (and in the case of 25.2.1 copies shall be sent to General Counsel of SIRVA at the same address); and

25.1.3                              shall be:

(a)                                                          delivered personally; or

(b)                                                         sent by fax; or

(c)                                                          sent by pre-paid first-class post or recorded delivery; or

(d)                                                         (if the notice is to be served by post outside the country from which it is sent) sent by airmail and shall be copied by email.

25.2                           The addresses for service of notice (unless otherwise notified in writing) are:

25.2.1                              Sellers:

(a)                                                          address: SIRVA Inc., 700 Oakmont Lane, Westmont, Illinois 60559, USA

(b)                                                         for the attention of: Senior Vice President, General Counsel & Secretary

(c)                                                          fax number: +1 (630) 468 4706

(d)                                                         email:  Eryk.Spytek@SIRVA.com

and

(e)                                                          address:  SIRVA Inc., 700 Oakmont Lane, Westmont, Illinois 60559, USA

(f)                                                            for the attention of: Senior Vice President and Chief Financial Officer

(g)                                                         fax number: +1 (630) 468 4829

(h)                                                         email:  James.Bresingham@SIRVA.com

25.2.2                              Buyers:

(a)                                                          address: Drury Way, Brent Park, London NW10 0JN

(b)                                                         for the attention of: Yogesh Mehta

(c)                                                          fax number: +44 208 955 1326

(d)                                                         email:  yogesh.mehta@teamrelocations.com

25.3                           A notice is deemed to have been received:

25.3.1                              if delivered personally, at the time of delivery; or

25.3.2                              in the case of fax, at the time of transmission; or

25.3.3                              in the case of pre-paid first class post, recorded delivery, 1 Business Day from the date of posting; or

25.3.4                              in the case of registered airmail, 5 Business Days from the date of posting; or

25.3.5                              if deemed receipt under the previous paragraphs of this clause 25.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

25.4                           To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

26.                                 SEVERANCE

26.1                           If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

26.2                           If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

27.                                 AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

28.                                 THIRD PARTY RIGHTS

This agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

29.                                 SUCCESSORS

The rights and obligations of the Sellers and the Buyers under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

30.                                 COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

31.                                 GOVERNING LAW AND JURISDICTION

31.1                           This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

31.2                           The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

AS WITNESS the hands of the parties hereto or their duly authorised agents the day and year first above written.

SCHEDULE 1

Part A: Shares/Target Companies

Share Seller	Interest/Shares in the Target Companies (other than the Subsidiaries)	Share Buyer	Price £
NA (UK) Limited Partnership	100 Ordinary Shares of £1 each in SIRVA Group Holdings Limited	Picot Limited	£1,054,000
North American International Holding Corporation	13,999,999 Ordinary Shares of US$1 each in SIRVA Ireland	Irving Holdings Limited	£1,053,999
NA (UK) GP Limited	1 Ordinary Share of US$1 in SIRVA Ireland	Irving Holdings Limited	1

Part B: Particulars of the Companies

The Companies

Name:	SIRVA Ireland
Registration number:	310236
Registered office:	25/28 North Wall Quay, Dublin 1
Authorised share capital	US$14,000,000 divided into 14,000,000 ordinary shares of US$1 each
Issued share capital	US$14,000,000 divided into 14,000,000 ordinary shares of US$1 each
Registered shareholders (and number of Sale Shares held):	North American International Holding Corporation (13,999,999 ordinary shares of US$1 each) NA (UK) GP Limited (1 ordinary shares of US$1 each)
Beneficial owners of Sale Shares (if different) (and number of Sale Shares beneficially owned):	As per registered holders
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Deirdra Kostak
Registered charges	None registered

Name:	SIRVA Group Holdings Limited
Registration number:	5995267
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital	100 ordinary shares of £1 each
Issued share capital	100 ordinary shares of £1 each
Registered shareholders (and number of shares held):	NA (UK) Limited Partnership (100 ordinary shares of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holders
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Registered charges	None registered

The Subsidiaries

Name:	The Baxendale Insurance Company Limited
Registration number:	263247
Registered office:	Third Floor, The Metropolitan Building, James Joyce Street, Dublin 1
Authorised share capital	£37,650,000 divided into 37,650,000 ordinary shares of £1 each €126.9738 divided into 100 ordinary shares of €1.269738 each
Issued share capital	12,650,000 ordinary shares of £1 each 2 ordinary shares of €1.269738 each
Registered shareholders (and number of shares held):	Pickfords 1999 Limited (1,265,000 ordinary shares of £1 each and 2 ordinary shares of €1.269738 each) SIRVA Ireland (11,000,385 ordinary share of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holders
Directors and shadow directors:	Directors Michael Ejupi Benjamin John Power Deidra Kostak Eamon Walsh
Secretary:	Goodbody Secretarial Limited
Registered charges	Charge on book debts dated 11 February 2003 in favour of Allied Irish Banks Plc Charge on book debts dated 6 March 2003 in favour of Allied Irish Banks Plc

Name:	SIRVA UK Limited
Registration number:	2378287
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital:	£150,000,000 divided into ordinary shares of £1 each US$250,000,000 divided into ordinary shares of US$1 each
Issued share capital:	100 ordinary shares of £1 each 193,999,800 ordinary shares of US$1 each
Registered shareholders (and number of shares held):	SIRVA Holdings Limited (98 ordinary shares of £1 and 193,999,800 ordinary shares of US$1 each) (2 ordinary shares are held by Realcause Limited who will continue to hold those shares after Completion)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holders
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Registered charges

Guarantee and debenture dated 27 January 2004 in favour of JP Morgan Chase Bank

Guarantee and debenture dated 23 December 2004 in favour of JP Morgan Chase Bank N.A.

Deed of amendment dated 23 December 2004 in favour of JP Morgan Chase Bank N.A.

Name:	A & N Removals Limited
Registration number:	927197
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital	£2,000 divided into 2,000 ordinary shares of £1 each
Issued share capital	2 ordinary shares of £1 each
Registered shareholders (and number of shares held):	SIRVA UK Limited (2 ordinary shares of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holders
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Auditor	Not applicable
Registered charges	None registered

Name:	Allied Pickfords Limited
Registration number:	964070
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital	£100 divided into 100 ordinary shares of £1 each
Issued share capital	100 ordinary shares of £1 each
Registered shareholders (and number of shares held):	SIRVA UK Limited (100 ordinary shares of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Registered charges	None registered

Name:	Allied Pickfords Limited
Registration number:	13181
Registered office:	25/28 North Wall Quay, Dublin 1
Authorised share capital	€625 divided into 500 ordinary shares of €1.25 each
Issued share capital	50 ordinary shares of €1.25 each
Registered shareholders (and number of shares held):	SIRVA UK Limited (50 ordinary shares of €1.25 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Kevin Douglas Pickford Eryk Jesse Spytek
Secretary:	Deidra Kostak
Registered charges	None registered

Name:	Arthur Pierre (U.K.) Limited
Registration number:	1308095
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital	£80,000 divided into 80,000 ordinary shares of £1 each
Issued share capital	80,000 ordinary shares of £1 each
Registered shareholders (and number of shares held):	SIRVA UK Limited (80,000 ordinary shares of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Kevin Douglas Pickford Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Registered charges	None registered

Name:	Hoults Removals Limited
Registration number:	286353
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital	£1,000 divided into ordinary shares of £1 each
Issued share capital	750 ordinary shares of £1 each
Registered shareholders (and number of shares held):	SIRVA UK Limited (750 ordinary shares of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Auditor	Not applicable
Registered charges	None registered

Name:	Moving Services Property Limited
Registration number:	2479401
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital	£1,000 divided into ordinary shares of £1 each
Issued share capital	2 ordinary shares of £1 each
Registered shareholders (and number of shares held):	SIRVA UK Limited (2 ordinary shares of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Auditor	Not applicable
Registered charges	None registered

Name:	Pickfords 1999 Limited
Registration number:	528868
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital	£1,000,000 divided into ordinary shares of £1 each
Issued share capital	1,000,000 ordinary shares of £1 each
Registered shareholders (and number of shares held):	SIRVA UK Limited (1,000,000 ordinary shares of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Registered charges

Guarantee and debenture dated 27 January 2004 in favour of JP Morgan Chase Bank

Guarantee and debenture dated 23 December 2004 in favour of JP Morgan Chase Bank N.A.

Deed of amendment dated 23 December 2004 in favour of JP Morgan Chase Bank N.A.

Name:	Pickfords Limited
Registration number:	5025126
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital	£1,000 divided into ordinary shares of £1 each
Issued share capital	1 ordinary share
Registered shareholders (and number of shares held):	SIRVA UK Limited (1 ordinary share of £1)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Auditor	Not applicable
Registered charges	None registered

Name:	Pickfords Manhire Limited
Registration number:	1290839
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital	£100 divided into ordinary shares of £1 each
Issued share capital	100 ordinary shares of £1 each
Registered shareholders (and number of shares held):	SIRVA UK Limited (100 ordinary shares of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Registered charges

Guarantee and debenture dated 27 January 2004 in favour of JP Morgan Chase Bank

Guarantee and debenture dated 23 December 2004 in favour of JP Morgan Chase Bank N.A.

Deed of amendment dated 23 December 2004 in favour of JP Morgan Chase Bank N.A.

Name:	Pitt & Scott Limited
Registration number:	1140570
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital	£100 divided into ordinary shares of £1 each
Issued share capital	100 ordinary shares of £1 each
Registered shareholders (and number of shares held):	SIRVA UK Limited (100 ordinary shares of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Auditor	Not applicable
Registered charges	None registered

Name:	Removedeal Limited
Registration number:	3677726
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital	£1,000 divided into ordinary shares of £1 each
Issued share capital	2 ordinary shares of £1 each
Registered shareholders (and number of shares held):	SIRVA UK Limited (2 ordinary shares of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Registered charges	None registered

Name:	SIRVA Services Limited
Registration number:	970220
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital:	£100 divided into ordinary shares of £1 each
Issued share capital:	100 ordinary shares of £1 each
Registered shareholders (and number of shares held):	SIRVA UK Limited (100 ordinary shares of £1 each)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Douglas Vandervoot Gathany Eryk Jesse Spytek
Secretary:	Southbury Secretaries Limited
Auditor	Not applicable
Registered charges	None registered

Name:	SIRVA Trustees Limited
Registration number:	3958102
Registered office:	345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital:	£100 divided into ordinary shares of £1 each
Issued share capital:	1 ordinary share of £1
Registered shareholders (and number of shares held):	SIRVA UK Limited (1 ordinary share of £1)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Ian Burgess Michael John David Falvey John Thomas Clive Antony Johnson Michael Brian Lamplough Mark Taylor
Secretary:	Southbury Secretaries Limited
Auditor	Not applicable
Registered charges	None registered

Name:	Southbury Secretaries Limited
Registration number:	03921683
Registered office:	Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP
Authorised share capital:	£1000 divided into 1000 ordinary shares of £1 each
Issued share capital:	1 ordinary share of £1
Registered shareholders (and number of shares held):	SIRVA UK Limited (1 ordinary share of £1)
Beneficial owners of shares (if different) (and number of shares held):	As per registered holder
Directors and shadow directors:	Directors Peter Gower John Craig Hunter Kay Rosemary Whitehall
Secretary:	John Craig Hunter
Registered charges	None registered

SCHEDULE 2

Completion

Part 1

What the Seller shall deliver to the Buyers at Completion

1.                                       At Completion, the Sellers shall deliver or cause to be delivered to the Buyers the following documents and evidence:

1.1                                 transfers of the Sale Shares executed by the registered holders in favour of the relevant Buyer as shown in Schedule 1;

1.2                                 the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

1.3                                 certificates in respect of all issued shares in the capital of each of the Subsidiaries and transfers, in favour of any person the Buyers direct, of all shares in any Subsidiary held by a nominee for the Companies or another of its Subsidiaries (but for the avoidance of doubt, no transfers of the 2 Shares held by Realcause Limited in SIRVA UK Limited);

1.4                                 in relation to the Companies and the Subsidiaries, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

1.5                                 the written resignation executed as a deed and in the agreed form of those directors and secretaries notified in writing by the Buyers to the Sellers before Completion from their offices and employment with the Companies or Subsidiaries;

1.6                                 in relation to all charges, mortgages, debentures and guarantees to which the Companies or any of the Subsidiaries is a party and, in relation to each such instrument and any covenants connected with it a sealed discharge or release in the agreed form or substantially in an agreed form;

1.7                                 evidence of the release of the irrevocable letter of credit No. 02/GBA/008964/01 dated 30 November 2007 from AIB International Corporate Banking on account of the indebtedness up to a maximum amount of £600,000 sterling of The Baxendale Insurance Company Limited to Vero Marine Limited.

Part 2

Matters for the board meetings at Completion

1.                                       The Sellers shall cause a board meeting of each of the Companies and the Subsidiaries to be held at Completion at which the matters set out in this Part 2 of this Schedule 2 shall take place.

2.                                       A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Companies, subject to the transfers being stamped at the cost of the Buyer.

3.                                       The directors and secretary referred to in paragraph 1.6 of Part 1 of Schedule 2,  shall resign from their offices and employment with the Companies and the Subsidiaries with effect from the end of the relevant board meeting.

4.                                       The persons the Buyers nominate shall be appointed as directors and secretary of each of the Companies and the Subsidiaries (but not exceeding any maximum number of directors contained in the relevant company’s articles of association). The appointments shall take effect at the end of the board meeting.

5.                                       The address of the registered office of each of the Companies and the Subsidiaries shall be changed to the address notified by the Buyers.

6.                                       The accounting reference date of each of the Companies and the Subsidiaries shall if required by the Buyer be changed to the date notified by the Buyers.

Part 3

What the Buyers shall deliver to the Sellers at Completion

1.                                       The Buyers shall deliver (or ensure that there is delivered) to the Sellers a copy of a resolution (certified by a duly appointed officer as true and correct) of the board or, as applicable, supervisory board of the directors of each Buyer (or, as required by the law of its jurisdiction or its Articles of Association, byelaws or equivalent constitutional documents of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the documents referred to in it as being in the Agreed form

2.                                       The ARA duly executed by Team Relocations Limited

3.                                       The northAmerican Trade Mark Licence executed by Arthur Pierre (UK) Limited

4.                                       The Trade Mark Licence(s)

5.                                       The Promove Licence duly executed by Team Relocations Limited

6.                                       The Transitional Services Agreement duly executed by the Buyers

7.                                       The Allied Pickfords Licences duly executed by the parties to them

8.                                       Deed of Assignment duly executed by SIRVA UK Limited

9.                                       Evidence in agreed form of release of the Third Party Assurances

10.                                 Waiver of rights to terminate the existing authorised representative agreements

11.                                 Evidence reasonably satisfactory to the Sellers that new letters of credit to replace the ones currently in place have been put in place and will be effective from Completion in a form agreed and between parties which will enable the release of those Third Party Assurances identified in Part 2 of Schedule 4 (and if HSBC so require it evidence that sufficient collateral has been put in place to enable the Third Party Assurances as identified in Part 2 of Schedule 4 to be released) and evidence that the letters of credit listed in Part 1 of Schedule 4 have been released.

12.                                 The agreed form letter re NAVL Loan executed by the Buyers and Yogesh Mehta

13.                                 Evidence reasonably satisfactory to the Sellers (which may be by way of written confirmation direct from Allied Van Lines, Inc to the Sellers) that a letter referred in the  schedule to a guarantee of today’s date and made between (1) TEAM Relocations Limited and (2) the Sellers (a copy of which guarantee the Buyers have not seen) has been so delivered to Allied Van Lines, Inc

SCHEDULE 3

Warranties

General warranties

1.                                       Power to sell

1.1                                 Each Seller is a company, duly incorporated under the laws of Delaware has obtained all corporate authorisations and has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2                                 This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

1.3                                 Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)                                  any agreement or instrument to which the Seller is a party or by which it is bound; or

(b)                                 any order, judgment, decree or other restriction applicable to the Seller.

2.                                       Trade Marks

2.1                                 SIRVA UK is the owner of the marks (save for the Allied Pickfords marks) the subject of the Trade Mark Licences in the countries shown next to those marks in Schedule 8 and has the right to grant the Trade Mark Licences.

SCHEDULE 4

Part 1

Assurance	Date Given	Seller Group	Recipient of the Assurance	Company Assurance given on behalf of
Comprehensive Guarantee (not to exceed £135,000)	11 December 2006		HM Revenues & Customs Harwich	SIRVA UK Limited
Guarantee under letter of credit (not to exceed £500,000)	Last amended 1 October 2007		QBE Insurance Company Limited	Pickfords Limited
Guarantee under letter of credit (not to exceed £900,000)	Last amended 26 November 2007		Royal and Sun Alliance/HSBC	Pickfords Limited
Guarantee under letter of credit (not to exceed £1,518,000)	3 Dec 2007	SIRVA Worldwide Inc	J P Morgan Group/HSBC	SIRVA UK Limited

Part 2

SIRVA Inc. backstop LCs (“Listed Assurances”)

Assurance	Date Given	Seller Group Company giving the assurance	Recipient of the Assurance	Company Assurance given on behalf of
Guarantee under letter of credit (not to exceed £1,518,000)	3 Dec 2007	SIRVA Worldwide Inc	J P Morgan Group/HSBC	SIRVA UK Limited
Guarantee under letter of credit (not to exceed £1,535,000)]	29 Nov 2006	SIRVA Worldwide Inc	QBE Insurance Company and Royal Sun Alliance	SIRVA UK Limited

SCHEDULE 5

Steps to clear down intercompany loans within the SIRVA group pre-Completion

[Flow diagram of steps to pay down SIRVA group intercompany loans]

[Details of journal entries related to pay down of SIRVA group intercompany loans]

[Details of various accounts associated with SIRVA group intercompany loans]

SCHEDULE 6

Conduct of Target Companies Pre-Completion

1.                                       From the date of this Agreement until Completion, the Sellers shall (unless otherwise required or permitted by the terms of any document in agreed form or as may be approved by the Buyers, such approval not to be unreasonably withheld or delayed) ensure that, in relation only to the applicable Target Companies:

(a)                                  the business of the Target Companies is carried out in the ordinary course;

(b)                                 from the date on which the Interim Debt is provided conference calls will be arranged to take place on each Tuesday and Friday (or the next Business Day if there is a bank holiday or on such other days as the parties may from time to time agree), between representatives of the Buyers, and/or Kevin Pickford, and/or Brad McCarthy and representatives of the Sellers.  Such calls will be used for the purpose of enabling the Buyers to consult with the Sellers in relation to the operation of the business of the Target Companies and the way in which the Interim Debt is required and spent;

(c)                                  so far as they are able (having regard to bankruptcy and other relevant laws and obligations to which they are subject), the members of the Sellers’ Group shall continue to treat the Target Companies substantially in the same manner in which other members of the Sellers’ Group are treated after the date hereof:

(d)                                 no Target Company save as otherwise provided herein:

(i)                                     enters into any contract or commitment that is not in the ordinary course;

(ii)                                  declares or pays any dividend or other distribution (whether in cash, stock or in kind) or reduces its paid up share capital;

(iii)                               issues or agrees to issue or allot any share capital (except to another Target Company);

(iv)                              grants any lease or third party right in respect of its properties or transfers or otherwise disposes of any of its properties;

(v)                                 makes any loan other than as between Target Companies or in the any ordinary course;

(vi)                              enters into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms where the asset cost exceeds US$100,000;

(vii)                           grants or issues any mortgage, charge, debenture or other security or gives any guarantee or indemnity;

(viii)                        makes, or announces to any person any proposal to make, any change or addition to any retirement/disability benefit of or in respect of any of its directors or employees or former directors or former employees (or any dependant of any such person) or to any share scheme (other than any change required by law) or grants or makes any additional retirement/death/disability benefit or, without limiting the foregoing, takes any action or allows any action to be taken in relation to any share scheme other than in the ordinary course of administering any share scheme or omits to take any action necessary or prudent for the proper operation of any share scheme;

(ix)                                enters into or terminates any contract which has a value or is likely to involve expenditure in excess of US$100,000 per annum or which cannot be performed within its terms within three years after the date on which it is entered into;

(x)                                   institutes or settles any litigation where that action is likely to result in a payment to or by a Target Company of US$100,000 or more (except for collection in the ordinary course of trading debts which exceeds US$100,000;

(xi)                                creates any Encumbrance over the Sale Shares or the shares or assets of any Target Company other than a Permitted Encumbrance;

(xii)                             borrows any money (except borrowings from its bankers not exceeding US$100,000 and existing borrowings);

(e)                                  all transactions between any Target Company and any member of the Sellers’ Group shall take place in a manner and on terms substantially consistent with previous practice in the 12 months prior to the date of this Agreement.

(f)                                    other than in the ordinary course of business, no member of the Sellers’ Group or any Target Company:

(i)                                     employs or agrees to employ any new persons fully or part time in a senior managerial capacity with a salary of more than US$100,000 per annum;

(ii)                                  makes changes (other than those required by law) in terms of employment (including pension fund commitments) in each case in circumstances which are likely to increase the aggregate total staff costs of the business of any Target Company by more than 5% per annum; or

(iii)                               terminates (other than for cause) the employment of any senior management [(other than Nigel Smith)] with a salary of more than US$100,000;

(g)                                 the Target Companies use all reasonable endeavours to preserve the goodwill of their respective businesses;

2.                                       The Buyers shall not exercise any of their rights pursuant to this Schedule 6 (including the right to refuse to approve any particular transaction or action) in such a manner as could disrupt unreasonably the efficient operations of any Target Company.

3.                                       Nothing in this Schedule 6 nor any other provisions of this Agreement shall prevent any Target Company from entering into the documents in agreed form nor prevent the Sellers nor any Target Company from taking such action necessary to enable this Agreement and the agreed form documents to be completed nor shall it prevent the Target Companies from clearing down or assuming inter company loans as contemplated by the proposals set out in Schedule 5 (Steps to clear down inter company loans). It is agreed by the Buyers for themselves and for the Target Companies after Completion that there will be no loans due from any of the members of the Sellers’ Group to any Target Company after Completion save for the loan due from North American Van Lines, Inc (which loan has been written down to zero in the books of the relevant Target since it is expected to be extinguished as part of the Chapter 11 bankruptcy proceedings continuing in relation to the Sellers’ Group).

4.                                       It is also agreed that nothing in this Schedule shall prevent or prohibit the Target Companies from transferring or novating franchise agreements to which Allied Pickfords Limited is a party and which relate to the territories of Japan, Indonesia and Korea to a Licensee listed in Schedule 8 or a member of the Sellers’ Group.

SCHEDULE 7

Software Licences

SOFTWARE	No. of Licences to be provided by Sirva Inc

Windows Advanced Server 2000	3

Windows Server Standard 2003	26
Windows Server 2003 CAL	669

Windows 2003 Terminal Server CAL	400

Windows 2003 Terminal Server User CAL	250

Office Professional 2003	125
Office Standard 2003	250

SQL Server 2005 CAL	87

Project 2000	14
Project 2002	4

Exchange 2003 CAL	1,100
SharePoint Designer 2003 (no longer available as replaced by MS Visual Studio Team Dev 08)	1

Citrix Enterprise PS4 CAL	565

SCHEDULE 8

Licensees of Trade Mark Licenses

	COUNTRY	Mark	CLASS	RENEWAL DATE	REG NO	REG DATE	Licensee

1.	Australia	PICKFORDS ALLIED PICKFORDS NB: The ALLIED PICKFORDS mark is owned by the Sellers Group not by SIRVA UK Ltd.	Class 39 Class 39 / 45	03/30/2010 09/19/2013	599406 971205	12/20/1995 19/09/2003	SIRVA Pty Ltd 202 — 228 Greens Road Dandenong, VIC 3175
2.	Bahrain	PICKFORDS	Class 39	04/30/2015	44231	02/14/2007	SIRVA (Asia) Pte Ltd 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315

	COUNTRY	Mark	CLASS	RENEWAL DATE	REG NO	REG DATE	Licensee

3.	Brazil	PICKFORDS	Class 38	04/06/2009	817620710	04/06/1999	Allied International N.A. Inc 700 Oakmont Lane Westmont IL 60559
4.	Bulgaria	PICKFORDS	Class 39	07/13/2012	2332	07/06/1993	Allied International N.A. Inc 700 Oakmont Lane Westmont IL 60559
5.	Canada	PICKFORDS	Class 39	04/10/2022	396839	04/10/1992	Allied International N.A. Inc 700 Oakmont Lane Westmont IL 60559

	COUNTRY	Mark	CLASS	RENEWAL DATE	REG NO	REG DATE	Licensee

6.	China	PICKFORDS	Class 39	01/06/2015	775343	01/07/1995	Sirva International Freight Forwarding (Shanghai) Co Ltd. 268 Zhongshan Nan Road Unit 801 New Resources Plaza Shanghai China 200010
7.	Croatia	PICKFORDS	No details	12/21/2012	Z922148A	08/02/1996	Allied International N.A. Inc 700 Oakmont Lane Westmont IL 60559
8.	Egypt	PICKFORDS	Class 39	12/14/2008	73442	12/14/1988	SIRVA (Asia) Pte Ltd. 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315

	COUNTRY	Mark	CLASS	RENEWAL DATE	REG NO	REG DATE	Licensee

9.	Greece	PICKFORDS	Class 39	07/21/2013	115172	10/17/1995	Allied International N.A. Inc 700 Oakmont Lane Westmont IL 60559
10.	Hong Kong	PICKFORDS	Class 39	01/11/2014	B00925/1995	01/11/1993	Allied Pickfords Limited Suites 602-08 6th Floor, 248 Queen’s Road East Wanchai Hong Kong
11.	India	PICKFORDS PICFORDS	Class 16 Class 39	12/20/2018 09/17/2013	792235 1237747	12/18/2006 12/29/2005	SIRVA (Asia) Pte Ltd. 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315

	COUNTRY	Mark	CLASS	RENEWAL DATE	REG NO	REG DATE	Licensee

12.	Indonesia	PICKFORDS	Class 39 Class 16	09/24/2013 12/17/2011	562846 488417	01/02/1995 01/06/1995	SIRVA (Asia) Pte Ltd. 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315
13.	Italy	PICKFORDS	Class 39	12/06/2008	858265	10/16/1991	Allied International N.A. Inc 700 Oakmont Lane Westmont IL 60559
14.	Japan	PICKFORDS PICKFORDS IN KATAKANA	Class 39 Class 39	02/28/2015 05/02/2017	3023380 3299253	02/28/1995 05/02/1997	SIRVA (Asia) Pte Ltd. 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315

	COUNTRY	Mark	CLASS	RENEWAL DATE	REG NO	REG DATE	Licensee

15.	Kosovo	PICKFORDS	Unregistered	Unregistered	Unregistered	Unregistered	Allied International N.A. Inc 700 Oakmont Lane Westmont IL 60559
16.	Kuwait	PICKFORDS	Class 39	11/22/2014	57889	03/13/2006	SIRVA (Asia) Pte Ltd. 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315

	COUNTRY	Mark	CLASS	RENEWAL DATE	REG NO	REG DATE	Licensee

17.	Malaysia	PICKFORDS	Unregistered	Unregistered	Unregistered	Unregistered	Allied Pickfords (M) Sdn. Bhd. Lot 31-B3, Jalan 5/32A Batu 61/2 off Jalan Kepong 52100 Kuala Lumpur Malaysia
18.	New Zealand	PICKFORDS RECORDS MANAGEMENT PICKFORDS SECURITY DESTRUCTION PICKFORDS PICKFORDS	Class 39 Class 35 Class 39	07/08/2017 07/08/2017 06/29/2009	264335 264336 189944	11/12/1999 11/12/1999 06/29/1988	SIRVA Group (NZ) Ltd 415 Church St Penrose, Auckland

	COUNTRY	Mark	CLASS	RENEWAL DATE	REG NO	REG DATE	Licensee

		Records & Information Managers ALLIED PICKFORDS	Class 16 4|39 4|39	09/29/2007 06/04/2017 06/04/2017	167971 611905 611906	09/29/1986 17/12/2001 17/12/2001
19.	Qatar	PICKFORDS	Class 39		Pending		SIRVA (Asia) Pte Ltd. 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315
20.	Romania	PICKFORDS	Class 39	09/23/2012	19866	09/23/1992	Allied International N.A. Inc 700 Oakmont Lane Westmont IL 60559

	COUNTRY	Mark	CLASS	RENEWAL DATE	REG NO	REG DATE	Licensee

21.	Serbia & Montenegro	PICKFORDS	Class 39	07/22/2012	40011	07/23/1997	Allied International N.A. Inc 700 Oakmont Lane Westmont IL 60559
22.	Singapore	PICKFORDS	Class 39	12/02/2011	10651/91	10/02/1991	Allied Pickfords (S) Pte Ltd 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315
23.	South Korea	PICKFORDS	Class 109 Class 109 Class 39 and 42	08/08/2010 12/05/2010 11/08/2010	11741 13041 12691	08/08/1990 12/05/1990 11/08/1990	SIRVA (Asia) Pte Ltd. 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315

	COUNTRY	Mark	CLASS	RENEWAL DATE	REG NO	REG DATE	Licensee

24.	Spain	PICKFORDS	Class 39	12/09/2012	1289738	12/09/1992	Allied International N.A. Inc 700 Oakmont Lane Westmont IL 60559
25.	Taiwan	PICKFORDS	Class 39	07/15/2014	70903	07/16/1994	SIRVA (Asia) Pte Ltd. 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315
26.	Thailand	PICKFORDS PICKFORDS	Class 16 Class 39	10/30/2011 08/30/2012	470255 SM861	10/31/1991 08/31/1992	SIRVA (Asia) Pte Ltd. 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315
27.	United Arab Emirates	PICKFORDS	Class 39	10/18/2013	9307	03/06/1997	Allied Pickfords LLC. 109 Century Plaza Jumeirah (Beach) Road P.O.Box 30280 Dubai United Arab Emirates

	COUNTRY	Mark	CLASS	RENEWAL DATE	REG NO	REG DATE	Licensee

28.	United States	PICKFORDS	Class 39	07/14/2008	2172109	07/14/1998	Allied International N.A. Inc 700 Oakmont Lane Westmont IL 60559
29.	Vietnam	PICKFORDS	Class 39	03/24/2013	55463	07/07/2004	SIRVA (Asia) Pte Ltd. 10 Hoe Chiang Road 06-01 Keppel Towers Singapore 089315

SCHEDULE 9

Properties to be secured by Buyer Security

•                  4 St James Street, Off Hill Road, York, YO10 3WW — Title No. NY411415

•                  Lease held by Pickfords Limited of 62 West Harbour Road, Granton, Edinburgh, EH5 1PW

Signed by

for and on behalf of NORTH AMERICAN INTERNATIONAL HOLDING CORPORATION	/s/ Eryk J. Spytek
Eryk J. Spytek, Secretary
Authorised Officer

Signed by

for and on behalf of NA (UK) Limited Partnership	/s/ Eryk J. Spytek
Eryk J. Spytek, Secretary
General Partner/Limited Partner

Signed by

for and on behalf of NA (UK) GP Limited	/s/ Eryk J. Spytek
Eryk J. Spytek, Secretary
Director

Signed by TIM ROMER pursuant	/s/ Tim Romer
Director
to a power of attorney given on 18 February 2008 as attorney for

PICOT LIMITED

Signed by TIM ROMER pursuant
/s/ Tim Romer
to a power of attorney given on 18 February 2008 as attorney for	Director

IRVING HOLDINGS LIMITED